Exhibit 99.1

Pall Corporation Sales and Earnings Up Strongly

East Hills, NY (September 4, 2003) –– Pall Corporation (NYSE: PLL) today reported sales and earnings results for the fourth quarter and fiscal year ended August 2, 2003.

Sales for the fourth quarter increased 10% to $471.4 million including a $29.5 million assist from favorable foreign exchange rates. Earnings, excluding restructuring and other charges, increased 53%. They were $56.0 million, or 45 cents per share, compared to last year’s $36.7 million, or 30 cents per share. Reported earnings for the fourth quarter were $54.6 million, or 44 cents per share, compared to $9.0 million or 7 cents per share last year.

For the full year, sales increased 25% to $1.614 billion compared to $1.291 billion last year. Foreign exchange rates increased sales by $97.6 million. Full year earnings, excluding restructuring and other charges, increased 47%. They amounted to $148.8 million, or $1.20 per share compared to last year’s $100.9 million, or 82 cents per share.

Restructuring and other charges of $47.5 million, or 37 cents per share (including the pro forma tax effect), were recorded in fiscal year 2003 primarily to write off the in-process research and development from the acquired Filtration and Separations Group (“FSG”). This reduced the results for the year to earnings of $103.2 million, or 83 cents per share, compared to $73.2 million or 59 cents per share last year. Last year’s results included restructuring and other charges of $32.8 million, or 23 cents per share (including the pro forma tax effect), which included a purchase accounting adjustment of $6 million in cost of sales.

Eric Krasnoff, Pall’s Chairman and CEO, said, “We have produced another solid quarter. Sales increased 10%. Excluding restructuring and other charges of $1.2 million, earnings and earnings per share increased 53% and 50%, respectively. Our results exceeded analysts’ consensus estimates. Cash flow for the year was very strong and net debt has been reduced by $174 million.

We have achieved the three key goals set at the beginning of fiscal year 2003. These were to improve profitability, to aggressively reduce debt and to successfully integrate FSG into Pall. The results achieved are well ahead of the initial targets in each of these areas.

The end of April marked our first anniversary as the “new Pall” with FSG now fully integrated into our sales, marketing and technical organizations. Our combined enterprise is now supporting more customers with a greater range of products and services. As important, operating margins have improved sharply to 20.8% from 17.3% in the fourth quarter last year.

Looking at the sales results for the quarter in local currency:

Industrial operating profit improved 33% to $46.2 million on sales growth of 2%. Overall Aerospace sales were up 11½% with Military Aerospace sales up a strong 24% and Commercial Aerospace level. Sales in the General Industrial segment, which serves industries including food and beverage, water processing, chemicals and power generation, grew ½%. Microelectronics’ sales were off 2½% after double-digit increases in each of the first three quarters of this year.

Turning to Life Sciences, BioPharmaceuticals grew 9% compared to last year’s fourth quarter, buoyed by strong biotechnology sales. Medical sales increased 14% sequentially on an as reported basis over the third quarter and were flat compared to the same quarter last year. Fourth quarter Medical profits came in at 25.2%, building on the pattern of sequential operating profit improvement that began with 7.8% in the first quarter.”

Commenting on the quarter’s earnings growth compared to last year, Mr. Krasnoff said, “The 15 cent improvement in earnings per share is attributable to organic growth, aided by continuing cost reduction programs, and includes about 2 cents per share for foreign exchange translation. We achieved the run rate necessary to accomplish our two-year acquisition-related synergies goal of $30 million at the end of the third quarter. Further savings are expected under the overall umbrella of the company’s ‘CORE’ cost reduction program. This program will continue to play a central role in improving profitability."

Looking ahead to fiscal year 2004, Mr. Krasnoff continued, “We anticipate this new fiscal year to be a continuation of 2003. This means strong growth in BioPharmaceuticals and improving sales in Medical. The industrial businesses should post modest growth with Microelectronics continuing its slow recovery from the latest cyclical low of the semiconductor cycle. Aerospace will continue to be our most profitable segment but faces difficult comparisons due to the one-time sales benefit of the Iraqi conflict. General

Industrial will grow modestly and may do better if Europe and the U.S. see more robust economic recovery and a freeing up of capital spending. Asia will continue to lead with double-digit growth. Overall we anticipate earnings per share for the year to be in the range of $1.25 to $1.40. At the mid-point, that represents a 10% increase.”

Regarding quarterly earnings guidance for fiscal 2004, Mr. Krasnoff said, “We are joining the growing trend of companies who are getting away from providing quantitative quarterly guidance. We will of course continue to give in depth qualitative assessment of business conditions and expectations on a quarterly basis, but will not provide a range of anticipated earnings per share. However, we will provide the following starting point for this fiscal year. As is normal for Pall, the first quarter is traditionally our smallest as far as sales and earnings per share are concerned. We expect the first quarter to follow the pattern of fiscal 2003 in terms of contribution to the full year’s result.”

Tomorrow, September 5, 2003, at 8:30 a.m. ET, Pall Corporation will host its quarterly earnings conference call. Individuals can access the webcast on the home page of the Company’s website, www.pall.com. Listening to the webcast requires speakers and Microsoft Windows Media Player audio software. The webcast will be archived for 14 days.

About Pall Corporation:
Pall Corporation is the global leader in the rapidly growing field of filtration, separations and purification. Pall’s business is organized around two broad markets: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceuticals, transfusion medicine, semiconductors, municipal drinking water and aerospace. Total revenues are $1.6 billion. The Company is headquartered in East Hills, New York. Further information can be found on its Web site www.pall.com.

This release contains “forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company’s success in enforcing its patents and protecting its proprietary products and manufacturing techniques; global and regional economic conditions and legislative, regulatory and political developments; and domestic and international competition in the Company’s global markets. Additional information regarding these and other factors is available on the web at www.pall.com and is included in the Company’s reports filed with the U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at: www.sec.gov.

Management uses certain non-GAAP measurements to assess Pall’s current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing Pall’s financial position and results of operations. Pall has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of on-going operations.
Financial Tables Follow...

PALL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	AUG. 2, 2003	AUG. 3, 2002

Assets
Cash and short-term investments	$149,753	$145,424
Accounts receivable, net	423,467	415,853
Inventories, net	274,442	256,910
Other current assets	105,081	94,947

Total current assets	952,743	913,134

Property, plant and equipment, net	600,153	605,095
Other assets	463,405	492,214

Total assets	$2,016,301	$2,010,443

Liabilities and Stockholders’ Equity
Short-term debt	$59,376	$103,546
Accounts payable, income taxes and other current liabilities	357,705	331,777

Total current liabilities	417,081	435,323

Long-term debt	494,285	619,705

Deferred taxes and other non-current liabilities	170,399	135,695

Total liabilities	1,081,765	1,190,723

Stockholders’ equity	934,536	819,720

Total liabilities and stockholders’ equity	$2,016,301	$2,010,443

More...

PALL CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)

	FOURTH QUARTER ENDED				YEAR ENDED

	AUG. 2, 2003		AUG. 3, 2002		AUG. 2, 2003		AUG. 3, 2002

Net sales	$471,412		$428,889		$1,613,635		$1,290,820
Cost of sales	230,106		228,943	(b)	810,039		654,889	(b)

Gross profit	241,306		199,946		803,596		635,931

Selling, general and
administrative expenses	151,833		133,554		536,194		440,025
Research and development	12,489		16,304		52,204		54,778
Restructuring and other
charges, net	1,189		26,822		47,524		26,822
Interest expense, net	5,200		5,663		24,438		14,331

Earnings before income taxes	70,595		17,603		143,236		99,975
Provision for
income taxes	15,989		8,619		40,034		26,741

Net earnings	$54,606		$8,984		$103,202		$73,234

Earnings per share:
Basic:	$0.44		$0.07		$0.84		$0.60

Diluted:	$0.44		$0.07		$0.83		$0.59

Average number of
shares outstanding:
Basic:	124,062		122,629		123,275		122,353
Diluted:	125,330		123,582		124,214		123,532

Net earnings
as reported	$54,606		$8,984		$103,202		$73,234
Restructuring and other
charges, net, after
pro forma tax effect	1,386	(a)	27,679	(b)	45,591	(a)	27,679

Pro forma earnings	$55,992		$36,663		$148,793		$100,913

Diluted earnings per
share as reported	$0.44		$0.07		$0.83		$0.59
Restructuring and
other charges, net	$0.01	(a)	$0.23	(b)	$0.37	(a)	$0.23

Pro forma diluted earnings per share	$0.45		$0.30		$1.20		$0.82

(a) Restructuring and other charges, net, for the year includes $37,600 (30 cents per share) of acquired in-process research and development and $9,924 (7 cents per share, after pro forma tax effect) of restructuring costs inclusive of $1,189 (1 cent per share, after pro forma tax effect) incurred in the fourth quarter.

(b) Included in cost of sales is a $6,014 (3 cents per share, after pro forma tax effect) one-time purchase accounting adjustment. Restructuring and other charges, net, includes $14,495 (12 cents per share, after pro forma tax effect) relating to the write-down of investments, additions to previously established environmental reserves of $7,000 (4 cents per share, after pro forma tax effect) and restructuring costs, primarily related to the FSG acquisition, of $5,327 (4 cents per share, after pro forma tax effect).

More...

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION
(DOLLAR AMOUNTS IN THOUSANDS)

					% CHANGE
SALES			%		IN LOCAL
FOURTH QUARTER ENDED:	AUG. 2, 2003	AUG. 3, 2002	CHANGE		CURRENCY

MARKET SEGMENT
INFORMATION:

Medical(a)	$95,981	$91,794	4	½	—
BioPharmaceuticals(a)	102,864	87,842	17		9

Total Life Sciences	198,845	179,636	10	½	4	½

General Industrial	177,893	162,336	9	½		½
Aerospace	51,399	43,917	17		11	½
Microelectronics	43,275	43,000		½	(2	½)

Total Industrial	272,567	249,253	9	½	2

Total	$471,412	$428,889	10		3

GEOGRAPHIC
INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western
Hemisphere	$176,738	$190,486	(7)		(8	½)
Europe	192,104	165,221	16	½	2	½
Asia	102,570	73,182	40		34

Total	$471,412	$428,889	10		3

TOTAL SALES
Western
Hemisphere	$220,971	$228,067
Europe	217,577	184,051
Asia	103,543	74,093
Eliminations	(70,679)	(57,322)

Total	$471,412	$428,889

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

More...

OPERATING PROFIT
FOURTH QUARTER ENDED:	AUG. 2, 2003%		AUG. 3, 2002%

MARKET SEGMENT
INFORMATION:

Medical(a)	$24,140	25.2	$14,689	16.0
BioPharmaceuticals(a)	27,727	27.0	24,953	28.4

Total Life Sciences	51,867	26.1	39,642	22.1

General Industrial	22,874	12.9	19,982	12.3
Aerospace	15,000	29.2	9,817	22.4
Microelectronics	8,282	19.1	4,917	11.4

Total Industrial	46,156	16.9	34,716	13.9

Subtotal	98,023	20.8	74,358	17.3
Restructuring and other charges	(1,189)		(32,836)
General corporate expenses	(21,039)		(18,256)
Interest expense, net	(5,200)		(5,663)

Earnings before income taxes	$70,595		$17,603

GEOGRAPHIC INFORMATION:

Western Hemisphere	$39,558	17.9	$35,812	15.7
Europe	36,998	17.0	24,618	13.4
Asia	20,760	20.0	11,263	15.2
Eliminations	707		2,665

Subtotal	98,023	20.8	74,358	17.3
Restructuring and other charges	(1,189)		(32,836)
General corporate expenses	(21,039)		(18,256)
Interest expense, net	(5,200)		(5,663)

Earnings before income taxes	$70,595		$17,603

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

More...

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION
(DOLLAR AMOUNTS IN THOUSANDS)

					% CHANGE
SALES			%		IN LOCAL
YEAR ENDED:	AUG. 2, 2003	AUG. 3, 2002	CHANGE		CURRENCY

MARKET SEGMENT
INFORMATION:

Medical(a)	$317,051	$311,037	2		(2	½)
BioPharmaceuticals(a)	351,874	293,809	20		12	½

Total Life Sciences	668,925	604,846	10	½	4	½

General Industrial	595,210	407,382	46		35
Aerospace	185,431	158,753	17		11	½
Microelectronics	164,069	119,839	37		31

Total Industrial	944,710	685,974	37	½	28	½

Total	$1,613,635	$1,290,820	25		17	½

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS
Western
Hemisphere	$630,307	$584,327	8		8
Europe	671,660	472,569	42		24	½
Asia	311,668	233,924	33		27

Total	$1,613,635	$1,290,820	25		17	½

TOTAL SALES
Western
Hemisphere	$794,819	$707,663
Europe	758,717	534,289
Asia	315,496	236,190
Eliminations	(255,397)	(187,322)

Total	$1,613,635	$1,290,820

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

More...

OPERATING PROFIT
YEAR ENDED:	AUG. 2, 2003%		AUG. 3, 2002%

MARKET SEGMENT
INFORMATION:

Medical(a)	$57,745	18.2	$43,255	13.9
BioPharmaceuticals(a)	82,207	23.4	76,511	26.0

Life Sciences	139,952	20.9	119,766	19.8

General Industrial	67,493	11.3	45,320	11.1
Aerospace	52,593	28.4	37,489	23.6
Microelectronics	28,103	17.1	7,477	6.2

Industrial	148,189	15.7	90,286	13.2

Subtotal	288,141	17.9	210,052	16.3
Restructuring and other charges	(47,524)		(32,836)
General corporate expenses	(72,943)		(62,910)
Interest expense, net	(24,438)		(14,331)

Earnings before income taxes	$143,236		$99,975

GEOGRAPHIC INFORMATION:

Western Hemisphere	$116,035	14.6	$87,376	12.3
Europe	120,992	15.9	82,258	15.4
Asia	52,269	16.6	37,437	15.9
Eliminations	(1,155)		2,981

Subtotal	288,141	17.9	210,052	16.3
Restructuring and other charges	(47,524)		(32,836)
General corporate expenses	(72,943)		(62,910)
Interest expense, net	(24,438)		(14,331)

Earnings before income taxes	$143,236		$99,975

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

Contacts:

John Adamovich
Pall Corporation
Tel: (516) 801-9808

###